EXHIBIT 10.2

EIGHTH AMENDMENT TO CREDIT AGREEMENT

This EIGHTH AMENDMENT TO CREDIT AGREEMENT (this “Amendment”), dated as of March 14, 2014, is entered into by and among THE DIXIE GROUP, INC., a Tennessee corporation (“Dixie”), CANDLEWICK YARNS, LLC, an Alabama limited liability company (“Candlewick”), FABRICA INTERNATIONAL, INC., a California corporation (“Fabrica”), TDG OPERATIONS, LLC, a Georgia limited liability company, formerly known as Masland Carpets, LLC (“TDG”; together with Dixie, Candlewick and Fabrica, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”), the persons identified as the Lenders on the signature pages hereto (the “Lenders”), and WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”).
W I T N E S S E T H:

WHEREAS, pursuant to the Credit Agreement dated as of September 13, 2011, as amended by the First Amendment to Credit Agreement dated as of November 2, 2012, the Second Amendment to Credit Agreement dated as of April 1, 2013, the Third Amendment to Credit Agreement dated as of May 22, 2013, the Fourth Amendment to Credit Agreement dated as of July 1, 2013, the Fifth Amendment to Credit Agreement dated as of July 30, 2013, the Sixth Amendment to Credit Agreement dated as of August 30, 2013, and the Seventh Amendment to Credit Agreement dated as of January 20, 2014 (as amended hereby and as the same may be further amended, modified, supplemented, renewed, restated or replaced, the “Credit Agreement”), among Agent, the Lenders and the Borrowers, the Lenders have made loans and advances and provided other financial accommodations to the Borrowers; and

WHEREAS, the Borrowers have requested that Agent and Lenders enter into this Amendment to make certain changes to the Credit Agreement, and Agent and the Lenders are willing to amend the Credit Agreement, subject to the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the agreements herein contained and other good and valuable consideration, the parties hereby agree as follows:

I.	INTERPRETATION AND AMENDMENTS TO CREDIT AGREEMENT

1.1.    Interpretation. Unless otherwise defined herein or the context otherwise requires, terms used in this Amendment, including its preamble and recitals, have the meanings provided in the Credit Agreement.

1.2.    References to Masland and TDG. The Credit Agreement is hereby amended by deleting the introductory paragraph on page 1 of the Credit Agreement and inserting the following in lieu thereof:

THIS CREDIT AGREEMENT (this “Agreement”), is entered into as of September 13, 2011, by and among the lenders identified on the signature pages hereof (each of such lenders, together with their respective successors and permitted assigns, are referred to hereinafter as a “Lender”, as that term is hereinafter further defined), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, “Agent”), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as arranger (in such capacity, “Arranger”) and book runner (in such capacity, “Book Runner”), THE DIXIE GROUP, INC., a Tennessee corporation (“Dixie”),

CANDLEWICK YARNS, LLC, an Alabama limited liability company (“Candlewick”), FABRICA INTERNATIONAL, INC., a California corporation (“Fabrica”), TDG OPERATIONS, LLC, a Georgia limited liability company formerly known as Masland Carpets, LLC (“TDG” or “Masland”; TDG or Masland, as the case may be, together with Dixie, Candlewick and Fabrica, are referred to hereinafter each individually as a “Borrower”, and individually and collectively, jointly and severally, as the “Borrowers”).
1.3.    Revolver Advances. The Credit Agreement is hereby amended by deleting Section 2.1 and inserting the following in lieu thereof:

2.1    Revolver Advances.
(a)(i)    Tranche A Advances. Subject to the terms and conditions of this Agreement, and during the term of this Agreement, each Lender with a Tranche A Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“Tranche A Advances”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:
(A)such Lender’s Tranche A Commitment, or

(B)such Lender’s Pro Rata Share of an amount equal to the lesser of:

(1)the Tranche A Maximum Revolver Amount less the sum of (aa) the Letter of Credit Usage at such time, plus (bb) the principal amount of Swing Loans outstanding at such time, and

(2)the Tranche A Borrowing Base at such time less the sum of (aa) the Letter of Credit Usage at such time, plus (bb) the principal amount of Swing Loans outstanding at such time.

(ii)    Tranche B Advances. Subject to the terms and conditions of this Agreement, until the Tranche B Maturity Date, each Lender with a Tranche B Commitment agrees (severally, not jointly or jointly and severally) to make revolving loans (“Tranche B Advances”) to Borrowers in an amount at any one time outstanding not to exceed the lesser of:

(A)such Lender’s Tranche B Commitment, or

(B)such Lender’s Pro Rata Share of an amount equal to the lesser of:

(1)the Tranche B Maximum Revolver Amount, and

(2)the Tranche B Borrowing Base at such time.

(b)    Amounts borrowed pursuant to this Section 2.1 may be repaid and, subject to the terms and conditions of this Agreement, reborrowed at any time during the term of this Agreement. The outstanding principal amount of the Tranche A Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Tranche A Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement. The outstanding principal amount of the Tranche B Advances, together with interest accrued and unpaid thereon, shall be due and payable on the Tranche B Maturity Date or, if earlier, on the date on which they are declared due and payable pursuant to the terms of this Agreement.

(c)    Anything to the contrary in this Section 2.1 notwithstanding, Agent shall have the right (but not the obligation) to establish, increase, reduce, eliminate, or otherwise adjust reserves from time to time against the Tranche A Borrowing Base, the Tranche B Borrowing Base, the Maximum Revolver Amount, the Tranche A Maximum Revolver Amount and/or the Tranche B Maximum Revolver Amount in such amounts, and with respect to such matters, as Agent in its Permitted Discretion shall deem necessary or appropriate, including (i) reserves in an amount equal to the Bank Product Reserve Amount, (ii) reserves with respect to (A) sums that any Borrower or any of its Subsidiaries is required to pay under this Agreement or any other Loan Document (such as taxes, assessments, insurance premiums, or, in the case of leased assets, rents or other amounts payable under such leases) and has failed to pay when due, and (B) amounts owing by any Borrower or any of its Subsidiaries to any Person to the extent secured by a Lien on, or trust over, any of the Collateral (other than a Permitted Lien which is a permitted purchase money Lien or the interest of a lessor under a Capital Lease), which Lien or trust, in the Permitted Discretion of Agent likely would have a priority superior to Agent’s Liens (such as Liens or trusts in favor of landlords, warehousemen, carriers, mechanics, materialmen, laborers, or suppliers, or Liens or trusts for ad valorem, excise, sales, or other taxes where given priority under applicable law) in and to such item of the Collateral, (iii) without duplication of any reduction in the Fixed Asset Availability Amount or the Susan Street Real Property Availability Amount, reserves with respect to downward adjustments (as reflected in an updated appraisal received by Agent in accordance with the terms hereof) in the appraised value of Eligible Real Property or Eligible M&E, (iv) the Convertible Debentures Reserve, (v) the Environmental Reserve, and (vi) a reserve in the amount of $7,000,000, as reduced to the extent that the 1995 Bonds are paid off on or after the Closing Date (the “1995 Bond Reserve”).

1.4.    Tranche B Advances Are First In, Last Out. The Credit Agreement is hereby amended by inserting the following new Section 2.1(d):

(d)    Notwithstanding anything to the contrary set forth herein, Borrowers shall not request, and no Lender shall be under any obligation to fund, any Tranche A Advance unless Borrowers have borrowed Tranche B Advances in an amount equal to the Tranche B Maximum Revolver Amount then in effect (to the extent that the Tranche B Commitments have not be terminated in accordance with this Agreement). If, at any time, the amount of Tranche B Advances outstanding exceeds the Tranche B Maximum Revolver Amount, Borrowers shall be deemed to have requested Tranche A Advances in an amount equal to such excess, the proceeds of such Tranche A Advances to be used to repay Tranche B Advances in an amount equal to such excess. If, at any time prior to the Tranche B Maturity Date that Tranche A Advances are outstanding, the amount of Tranche B Advances outstanding is less than the Tranche B Maximum Revolver Amount, Borrowers shall be deemed to have requested Tranche B Advances in an amount equal to the lesser of such shortfall and the amount of Tranche A Advances then outstanding, the proceeds of such Tranche B Advances to be used to repay Tranche A Advances in an amount equal to such shortfall or the amount of Tranche A Advances then outstanding, as applicable. If any Tranche B Advances are repaid pursuant to the terms of this Agreement, any Advances requested by Borrowers (including, without limitation, Tranche A Advances) shall be deemed to be requests for Tranche B Advances until the amount of Tranche B Advances outstanding is equal to the Tranche B Maximum Revolver Amount.

1.5.    Revolver Increases Applicable to Tranche A Only. The Credit Agreement is hereby amended by (a) deleting each reference to “Commitment” and “Commitments” set forth in Section 2.2 and inserting “Tranche A Commitment” and “Tranche A Commitments”, as applicable, in lieu thereof, and (b) deleting each reference to “Advances” set forth in Section 2.2 and inserting “Tranche A Advance” in lieu thereof.

1.6.    Protective Advances and Optional Overadvances. The Credit Agreement is hereby amended by deleting Section 2.3(d)(ii)(A) and inserting the following in lieu thereof:

(A) after giving effect to such Advances, the outstanding Tranche A Revolver Usage does not exceed the Tranche A Borrowing Base by more than 7.5% of the Maximum Revolver Amount, and
1.7.    Application of Payments Before Application Event. The Credit Agreement is hereby amended by deleting Section 2.4(b)(i) and inserting the following in lieu thereof:

(i)    So long as no Application Event has occurred and is continuing and except as otherwise provided herein with respect to Defaulting Lenders, all principal and interest payments received by Agent shall be apportioned ratably among the Lenders (according to the unpaid principal balance of the Obligations to which such payments relate held by each Lender) and all payments of fees and expenses received by Agent (other than fees or expenses that are for Agent’s separate account or for the separate account of the Issuing Lender) shall be apportioned ratably among the Lenders having a Pro Rata Share of the type of Commitment or Obligation to which a particular fee or expense relates. All payments to be made hereunder by Borrowers shall be remitted to Agent and all (subject to Section 2.4(b)(iv), Section 2.4(d)(ii), and Section 2.4(e)) such payments, and all proceeds of Collateral received by Agent, shall be applied, so long as no Application Event has occurred and is continuing, first, to reduce the balance of the Tranche A Advances outstanding, then, to reduce the balance of the Tranche B Advances outstanding, and, thereafter, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.
1.8.    Application of Payments After Application Event. The Credit Agreement is hereby amended by deleting clauses (I) through (N) of Section 2.4(b)(ii) and inserting the following in lieu thereof:

(I)    ninth, ratably, to pay interest accrued in respect of the Tranche A Advances (other than Protective Advances) until paid in full,

(J)    tenth, ratably (i) to pay the principal of all Tranche A Advances until paid in full, (ii) to Agent, to be held by Agent, for the benefit of Issuing Lender (and for the ratable benefit of each of the Lenders that have an obligation to pay to Agent, for the account of the Issuing Lender, a share of each Letter of Credit Disbursement), as cash collateral in an amount up to 105% of the Letter of Credit Usage (to the extent permitted by applicable law, such cash collateral shall be applied to the reimbursement of any Letter of Credit Disbursement as and when such disbursement occurs and, if a Letter of Credit expires undrawn, the cash collateral held by Agent in respect of such Letter of Credit shall, to the extent permitted by applicable law, be reapplied pursuant to this Section 2.4(b)(ii), beginning with tier (A) hereof), (iii) to Agent to pay the principal and accrued interest on any portion of the 1995 Bonds (to the extent due) outstanding, to be shared with the Lenders in accordance with their Pro Rata Shares in the 1995 Bonds, and (iv) ratably, in an amount up to the Bank Product Reserve Amount, to the Hedge Providers based upon amounts then certified by the applicable Hedge Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Hedge Providers on account of Hedge Obligations,

(K)    eleventh, ratably, to pay interest accrued in respect of the Tranche B Advances (other than Protective Advances) until paid in full,

(L)    twelfth, to pay the principal of all Tranche B Advances until paid in full,

(M)    thirteenth, ratably, to the Bank Product Providers based upon amounts then certified by the applicable Bank Product Provider to Agent (in form and substance satisfactory to Agent) to be due and payable to such Bank Product Providers on account of Bank Product Obligations (other than Hedge Obligations),

(N)    fourteenth, to pay any other Obligations other than Obligations owed to Defaulting Lenders,

(O)    fifteenth, ratably to pay any Obligations owed to Defaulting Lenders; and

(P)    sixteenth, to Borrowers (to be wired to the Designated Account) or such other Person entitled thereto under applicable law.

1.9.    Termination of Commitments. The Credit Agreement is hereby amended by deleting the first sentence of Section 2.4(c) and inserting the following in lieu thereof:

The Tranche A Commitments shall terminate on the Tranche A Maturity Date, and the Tranche B Commitments shall terminate on the Tranche B Maturity Date.
1.10.    Borrowing Base Excess. The Credit Agreement is hereby amended by deleting Section 2.4(e)(i) and inserting the following in lieu thereof:

(i)Borrowing Base. If, at any time, (A) the Tranche A Revolver Usage on such date exceeds the Tranche A Borrowing Base (such excess being referred to as the “Tranche A Borrowing Base Excess”), then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the Tranche A Borrowing Base Excess, and (B) the Tranche B Revolver Usage on such date exceeds the Tranche B Borrowing Base (such excess being referred to as the “Tranche B Borrowing Base Excess”), then Borrowers shall immediately prepay the Obligations in accordance with Section 2.4(f) in an aggregate amount equal to the Tranche B Borrowing Base Excess.

1.11.    Repayment at Maturity. The Credit Agreement is hereby amended by deleting the last sentence of Section 2.5 and inserting the following in lieu thereof:

Borrowers promise to pay the Obligations (including principal, interest, fees, costs, and expenses) in full on the Tranche A Maturity Date or, if earlier, on the date on which the Obligations (other than the Bank Product Obligations) become due and payable pursuant to the terms of this Agreement. Without limiting the generality of the foregoing, Borrowers promise to pay the Tranche B Advances (including principal, interest, fees, costs, and expenses) in full on the Tranche B Maturity Date or, if earlier, on the date on which such Obligations become due and payable pursuant to the terms of this Agreement.
1.12.    Interest Rates. The Credit Agreement is hereby amended by deleting Section 2.6(a)(i) and inserting the following in lieu thereof:

(i)    if the relevant Obligation is a LIBOR Rate Loan or an Index Rate Loan, at a per annum rate equal to the LIBOR Rate or the Index Rate, as applicable, plus the Applicable Margin, and

1.13.    Letter of Credit Fee. The Credit Agreement is hereby amended by deleting Section 2.6(b) and inserting the following in lieu thereof:

(b)    Letter of Credit Fee. Borrowers shall pay Agent (for the ratable benefit of the Lenders with a Commitment), a Letter of Credit fee (in addition to the charges, commissions, fees, and costs set forth in Section 2.11(e)) which shall accrue at a per annum rate equal to the Applicable Margin for Tranche A Advances which constitute LIBOR Rate Loans times the Daily Balance of the undrawn amount of all outstanding Letters of Credit.
1.14.    Letter of Credit Sublimit. The Credit Agreement is hereby amended by deleting clauses (i), (ii) and (iii) of Section 2.11(a) and inserting the following in lieu thereof (it being agreed that the language following the second line of such clause (iii) is not deleted or modified by this subsection):

(i)the Letter of Credit Usage would exceed the Tranche A Borrowing Base less the outstanding amount of Tranche A Advances (inclusive of Swing Loans), or

(ii)the Letter of Credit Usage would exceed $10,000,000, or

(iii)the Letter of Credit Usage would exceed the Maximum Revolver Amount less the outstanding amount of Tranche A Advances (including Swing Loans).

1.15.    LIBOR Rate and Index Rate Provisions; Match Funding. The Credit Agreement is hereby amended by deleting Section 2.12(d) and Section 2.12(e) and inserting the following in lieu thereof:

(d)    Special Provisions Applicable to LIBOR Rate and Index Rate.

(i)The LIBOR Rate and the Index Rate may be adjusted by Agent with respect to any Lender on a prospective basis to take into account any additional or increased costs to such Lender of maintaining or obtaining any eurodollar deposits or increased costs, in each case, due to changes in applicable law (other than changes in laws relative to Taxes, which shall be governed by Section 16) occurring subsequent to the commencement of the then applicable Interest Period or the making of the applicable Index Rate Loan, including changes in tax laws (except changes of general applicability in corporate income tax laws) and changes in the reserve requirements imposed by the Board of Governors of the Federal Reserve System (or any successor), which additional or increased costs would increase the cost of funding or maintaining loans bearing interest at the LIBOR Rate or the Index Rate, as applicable. In any such event, the affected Lender shall give Borrowers and Agent notice of such a determination and adjustment and Agent promptly shall transmit the notice to each other Lender and, upon its receipt of the notice from the affected Lender, Borrowers may, by notice to such affected Lender (y) require such Lender to furnish to Borrowers a statement setting forth the basis for adjusting such LIBOR Rate or Index Rate, as applicable, and the method for determining the amount of such adjustment, or (z) repay the LIBOR Rate Loans or Index Rate Loans, as applicable, with respect to which such adjustment is made (together with any amounts due under Section 2.12(b)(ii)).

(ii)In the event that any change in market conditions or any law, regulation, treaty, or directive, or any change therein or in the interpretation or application thereof, shall at any time after the date hereof, in the reasonable opinion of any Lender, make it unlawful or impractical for such Lender to fund or maintain LIBOR Rate Loans or Index Rate Loans or to continue such funding or maintaining, or to determine or charge interest rates at the LIBOR Rate or the Index Rate, as applicable, such Lender shall give notice of such changed circumstances to Agent and Borrowers and Agent promptly shall transmit the notice to each other Lender and (x) in the case of any LIBOR Rate Loans of such Lender that are outstanding, the date specified in such Lender’s notice shall be deemed to be the last day of the Interest Period of such LIBOR Rate Loans, (y) interest upon the LIBOR Rate Loans or Index Rate Loans, as applicable, of such Lender thereafter shall accrue interest at the rate then applicable to Base Rate Loans, and (z) Borrowers shall not be entitled to elect the LIBOR Option until such Lender determines that it would no longer be unlawful or impractical to do so.

(e)    No Requirement of Matched Funding. Anything to the contrary contained herein notwithstanding, neither Agent, nor any Lender, nor any of their Participants, is required actually to acquire eurodollar deposits to fund or otherwise match fund any Obligation as to which interest accrues at the LIBOR Rate or Index Rate, as applicable.
1.16.    Tranche B Advances as Index Rate Loans Rather than Base Rate Loans. The Credit Agreement is hereby amended by inserting the following new Section 2.12(f):

(f)    Tranche B Advances as Index Rate Loans. Notwithstanding anything to the contrary contained in this Agreement, except in the circumstances described in Section 2.12(d)(ii), any Tranche B Advance that would otherwise constitute a Base Rate Loan hereunder shall constitute an Index Rate Loan. The foregoing applies only to Tranche B Advances, and no Tranche A Advance shall constitute an Index Rate Loan at any time.

1.17.    Capital Requirements. The Credit Agreement is hereby amended by inserting the words “or Index Rate Loans, as applicable” immediately following the words “LIBOR Rate Loans” in each place they appear in Section 2.13(b).

1.18.    Certain References to Maturity Date. The Credit Agreement is hereby amended by deleting each reference to “Maturity Date” set forth in Section 2.15(d)(iii) and inserting “Tranche A Maturity Date”.

1.19.    Maturity and Effect of Maturity. The Credit Agreement is hereby amended by deleting Section 3.3 and Section 3.4 and inserting the following in lieu thereof:

3.3.    Maturity. This Agreement shall continue in full force and effect for a term ending on (a) with respect to the Tranche A Advances, Letters of Credit and other Obligations other than Tranche B Advances, March 14, 2019 (the “Tranche A Maturity Date”), and (b) with respect to the Tranche B Advances, June 30, 2014 (the “Tranche B Maturity Date”). The foregoing notwithstanding, the Lender Group, upon the election of the Required Lenders, shall have the right to terminate its obligations under this Agreement immediately and without notice upon the occurrence and during the continuation of an Event of Default.
3.4.    Effect of Maturity. On the Tranche B Maturity Date, the Tranche B Commitments shall automatically be terminated and all Tranche B Advances and all accrued interest thereon shall become due and payable without notice or demand and Borrowers shall be required to repay all Obligations relating to Tranche B Advances in full. On the Tranche A Maturity Date, the Tranche A Commitments and all other commitments of the Lender Group to provide additional credit hereunder shall automatically be terminated and all of the Obligations immediately shall become due and payable without notice or demand and Borrowers shall be required to repay all of the Obligations in full. No termination of the obligations of the Lender Group (other than payment in full of the Obligations and termination of the Commitments) shall relieve or discharge any Loan Party of its duties, obligations, or covenants hereunder or under any other Loan Document and Agent’s Liens in the Collateral shall continue to secure the Obligations and shall remain in effect until all Obligations have been paid in full and the Commitments have been terminated. When all of the Obligations have been paid in full and the Lender Group’s obligations to provide additional credit under the Loan Documents have been terminated irrevocably, Agent will, at Borrowers’ sole expense, execute and deliver any termination statements, lien releases, discharges of security interests, and other similar discharge or release documents (and, if applicable, in recordable form) as are reasonably necessary to release, as of record, Agent’s Liens and all notices of security interests and liens previously filed by Agent.
1.20.    Revision to Amendment Provisions. The Credit Agreement is hereby amended by deleting Section 14.1(a)(xii) and inserting the following in lieu thereof:

(xii)    amend, modify, or eliminate the definition of Tranche A Borrowing Base or Tranche B Borrowing Base or any of the defined terms (including the definitions of Eligible Accounts, Eligible Inventory, Eligible M&E, Eligible Real Property, Eligible In-Transit Inventory and Eligible Landed Inventory) that are used in either such definition to the extent that any such change results in more credit being made available to Borrowers based upon the Tranche A Borrowing Base or the Tranche B Borrowing Base, but not otherwise, or the definitions of Maximum Revolver Amount, Tranche A Maximum Revolver Amount or Tranche B Maximum Revolver Amount, or change Section 2.1(c).
1.21.    Additional Definitions. As used herein, the following terms shall have the meanings given to them below, and the Credit Agreement is hereby amended to include, in addition and not in limitation, the following new definitions in appropriate alphabetical order in Schedule 1.1:

“Atlas” means Atlas Carpet Mills, Inc., a California corporation.
“Atlas Acquisition” means: (a) the acquisition by TDG of all of the Stock of Atlas on the Eighth Amendment Effective Date in accordance with the Atlas Acquisition Documents in consideration for cash in an aggregate amount not to exceed $15,000,000 plus the assumption of Capital Leases in an aggregate amount not to exceed $5,000,000, (b) the merger of Atlas with and into TDG (with TDG as the surviving limited liability company) on the Eighth Amendment Effective Date, and (c) all of the other transactions contemplated by the Atlas Acquisition Documents or related thereto.
“Atlas Acquisition Documents” means, collectively, the following (as the same may be amended, modified, supplemented, renewed, restated or replaced): (a) the Stock Purchase Agreement, dated as of March 19, 2014, between TDG, as buyer, and James Horwich, as Trustee of the Horwich Trust of 1973, as seller, (b) the Agreement and Plan of Merger, dated as of March 20, 2014, between Atlas and TDG, (c) the Articles of Merger of Atlas Carpet Mills, Inc. with and into TDG Operations, LLC (the “Atlas Articles of Merger”) to be filed with the Secretary of State of the State of Georgia and the Secretary of State of the State of California on or promptly following the Eighth Amendment Effective Date, and (d) all of the other agreements, documents and instruments executed and delivered in connection with the foregoing or related thereto.
“Eighth Amendment” means the Eighth Amendment to Credit Agreement, dated as of March 14, 2014, by and among Borrowers, Lenders and Agent, as acknowledged and agreed to by the Guarantors.

“Eighth Amendment Effective Date” shall have the meaning given to such term in Section II of the Eighth Amendment.

“Index Rate” means, for any day, the per annum rate appearing on Macro*World’s (www.capitalmarkets.mworld.com; the “Service”) Page BBA LIBOR- USD (or on any successor or substitute page of such Service, or any successor to or substitute for such Service), for a term of one month and in an amount comparable to the amount of the Index Rate Loan requested by Borrowers in accordance with the Agreement (and, if any such rate is below zero, the Index Rate shall be deemed to be zero), which determination shall be made by Agent on each Business Day and shall be conclusive in the absence of manifest error. When interest is determined in relation to the Index Rate, each change in the interest rate shall become effective each Business Day that Agent determines that the Index Rate has changed.

“Index Rate Loan” means each portion of the Tranche B Advances that bears interest at a rate determined by reference to the Index Rate. Notwithstanding anything to the contrary contained in the Agreement, any language referencing a Tranche B Advance bearing interest based upon the LIBOR Rate shall refer solely to a LIBOR Rate Loan and not to an Index Rate Loan, no Index Rate Loan shall constitute a LIBOR Rate Loan, and no Tranche A Advance shall constitute an Index Rate Loan.

“Tranche A Advances” has the meaning specified therefor in Section 2.1(a)(i) of the Agreement.
“Tranche A Borrowing Base” means, as of any date of determination, the result of:
(a)85% of the amount of Eligible Accounts, less the amount, if any, of the Dilution Reserve, plus

(b)the lower of

(i)$130,000,000,

(ii)the sum of

(A)the lower of

(1)70% of the value (calculated on a blended basis across Inventory categories at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Landed Inventory, and

(2)85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Borrowers’ Eligible Landed Inventory, plus

(B)the lesser of (1) $2,500,000 and (2) the lesser of (aa) 70% of the aggregate undrawn amount of outstanding Qualified Import Letters of Credit, and (bb) 85% times the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers’

historical accounting practices) of the Eligible Inventory subject to such Qualified Import Letters of Credit, plus

(c)the sum of the Fixed Asset Availability Amount and the Susan Street Real Property Availability Amount, minus

(d)the aggregate amount of reserves established by Agent under Section 2.1(c) of the Agreement;

provided, that, the applicable amounts of Eligible Accounts, Eligible Inventory, Eligible M&E and Eligible Real Property to be included in clauses (a), (b), and (c) above, and the amount of reserves under clause (d) above, shall each be calculated without duplication of deductions and reserves otherwise taken into account in the calculation of Eligible Accounts, Eligible Inventory, Eligible M&E and Eligible Real Property.
“Tranche A Commitment” means, with respect to each Lender, its Tranche A Commitment and, with respect to all Lenders, their Tranche A Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Tranche A Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.

“Tranche A Maximum Revolver Amount” means (a) at any time prior to the Tranche B Maturity Date, the difference between $150,000,000 minus the Tranche B Maximum Revolver Amount, or (b) at any time on or after the Tranche B Maturity Date, $150,000,000, in each case as such applicable amount may be increased by the amount of Additional Commitment Amounts in accordance with Section 2.2 of the Agreement or decreased by the amount of reductions in the Commitments made in accordance with Section 2.4(c) of the Agreement.
“Tranche A Revolver Usage” means, as of any date of determination, the sum of (a) the amount of outstanding Tranche A Advances, plus (b) the amount of the Letter of Credit Usage.
“Tranche B Advances” has the meaning specified therefor in Section 2.1(a)(ii) of the Agreement.
“Tranche B Borrowing Base” means, as of any date of determination, the result of (a) 5% of the amount of Eligible Accounts, plus (b) 5% of the lesser of (i) the value (calculated on a blended basis across Inventory categories at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Eligible Landed Inventory, and (ii) the most recently determined Net Liquidation Percentage times the value (calculated at the lower of cost or market on a basis consistent with Borrowers’ historical accounting practices) of Borrowers’ Eligible Landed Inventory.
“Tranche B Commitment” means, with respect to each Lender, its Tranche B Commitment and, with respect to all Lenders, their Tranche B Commitments, in each case as such Dollar amounts are set forth beside such Lender’s name under the applicable heading on Schedule C-1 or in the Assignment and Acceptance pursuant to which such Lender became a Lender under the Agreement, as such amounts may be reduced or increased from time to time pursuant to assignments made in accordance with the provisions of Section 13.1 of the Agreement.
“Tranche B Maturity Date” has the meaning specified therefor in Section 3.3 of the Agreement.
“Tranche B Maximum Revolver Amount” shall mean the lesser of (a) $15,000,000 and (b) the Tranche B Borrowing Base determined in connection with the most recent Borrowing Base Certificate and related supporting documentation delivered to Agent in compliance with Section 5.2 of the Agreement.
“Tranche B Revolver Usage” means, as of any date of determination, the amount of outstanding Tranche B Advances.
1.22.    Revised Definitions. The Credit Agreement is hereby amended by deleting the definitions of “Advances”, “Applicable Margin”, “Application Event”, “Business Day”, “Commitment”, “Excess Availability”, “Fixed Asset Availability Amount”, “Interest Period”, “Maximum Revolver Amount”, “Pro Rata Share”, “Prohibited Preferred Stock”, “Revolver Usage”, “Susan Street Real Property Availability Amount” and “Trigger Level” set forth in Schedule 1.1 to the Credit Agreement and inserting the following respective new definitions in lieu thereof:

“Advances” means the Tranche A Advances and the Tranche B Advances.

“Applicable Margin” means, as of any date of determination, the following margin based upon the average daily Excess Availability, less the average daily outstanding principal balance of Tranche B Advances, in each case during the preceding calendar month:

		Tranche A Loans		Tranche B Loans
Level	Average Excess Availability Less Average Outstanding Principal Balance of Tranche B Advances	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Rate Loans	Applicable Margin for Base Rate Loans	Applicable Margin for LIBOR Rate Loans and Index Rate Loans
I	Greater than $34,500,000	0.50%	1.50%	2.50%	3.50%
II	Less than or equal to $34,500,000 and greater than $23,000,000	0.75%	1.75%	2.50%	3.50%
III	Less than or equal to $23,000,000	1.00%	2.00%	2.50%	3.50%

“Application Event” means the occurrence of (a) a failure by Borrowers to repay (i) all of the Obligations with respect to the Tranche B Advances in full on the Tranche B Maturity Date, or (ii) all of the Obligations in full on the Tranche A Maturity Date or any earlier date upon which the Obligations become due and payable in full, or (b) an Event of Default and the election by Agent or the Required Lenders to require that payments and proceeds of Collateral be applied pursuant to Section 2.4(b)(ii) of the Agreement.

“Business Day” means any day that is not a Saturday, Sunday, or other day on which banks are authorized or required to close in the state of Georgia, except that, if a determination of a Business

Day shall relate to a LIBOR Rate Loan or an Index Rate Loan, the term “Business Day” also shall exclude any day on which banks are closed for dealings in Dollar deposits in the London interbank market.

“Commitment” shall mean each of the Tranche A Commitments and the Tranche B Commitments, sometimes being collectively referred to herein as the “Commitments.”

“Excess Availability” means, as of any date of determination:
(a)    the lesser of:
(i)    the Maximum Revolver Amount, minus applicable reserves established by Agent under Section 2.1(c) of the Agreement, including the Convertible Debentures Reserve and the 1995 Bond Reserve, or
(ii)    the Tranche A Borrowing Base; minus
(b)    the sum of:
(i)    the Tranche A Revolver Usage, plus
(ii)    the aggregate amount, if any, of all trade payables (other than payables which are being disputed in good faith by a Loan Party) of the Loan Parties aged in excess of 30 days and all book overdrafts of the Loan Parties in excess of historical practices with respect thereto, in each case as determined by Agent in its Permitted Discretion.
“Fixed Asset Availability Amount” means the lesser of (a) $19,736,768, and (b) the sum of (i) 85% of the net orderly liquidation value of Eligible M&E set forth in an appraisal of such Eligible M&E conducted by an appraisal company selected by Agent, plus (ii) 75% of the fair market value (as determined on the basis of a 12-month sale period) of Borrowers’ Eligible Real Property (other than the Susan Street Real Property) set forth in an appraisal of such Eligible Real Property conducted by an appraisal company selected by Agent, as such lesser amount is reduced on a monthly basis (on the first day of each calendar month) by (A) $164,473.06, which represents a 10-year straight-line amortization schedule, from the first day of the calendar month following the Eighth Amendment Effective Date until the first anniversary of the Eighth Amendment Effective Date, (B) $193,497.72, which represents an 8.5-year straight-line amortization schedule, from the first anniversary of the Eighth Amendment Effective Date until the second anniversary of the Eighth Amendment Effective Date, and (C) $234,961.52, which represents a 7-year straight-line amortization schedule, from the second anniversary of the Eighth Amendment Effective Date onwards.
In no event shall any increase in the appraised value of any Eligible M&E or Eligible Real Property, as set forth in any appraisal obtained after the Eighth Amendment Effective Date, be taken into account in the calculation of the Fixed Asset Availability Amount.
“Interest Period” means, with respect to each LIBOR Rate Loan, a period commencing on the date of the making of such LIBOR Rate Loan (or the continuation of a LIBOR Rate Loan or the conversion of a Base Rate Loan to a LIBOR Rate Loan) and ending 1, 2, or 3 months thereafter; provided, however, that (a) interest shall accrue at the applicable rate based upon the LIBOR Rate from and including the first day of each Interest Period to, but excluding, the day on which any Interest Period expires, (b) any Interest Period that would end on a day that is not a Business Day shall be extended to the next succeeding Business Day unless such Business Day falls in another calendar month, in which case such Interest Period shall end on the next preceding Business Day, (c) with respect to an Interest Period that begins on the last Business Day of a calendar month (or on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period), the Interest Period shall end on the last Business Day of the calendar month that is 1, 2, or 3 months after the date on which the Interest Period began, as applicable, and (d) Borrowers may not elect an Interest Period (i) with respect to Tranche A Advances, which will end after the Tranche A Maturity Date, and (ii) with respect to Tranche B Advances, which will end after the Tranche B Maturity Date.
“Maximum Revolver Amount” means the sum of the Tranche A Maximum Revolver Amount, plus the Tranche B Maximum Revolver Amount.
“Pro Rata Share” means, as of any date of determination:
(a)with respect to a Lender’s obligation to make Tranche A Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Tranche A Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Tranche A Commitment, by (z) the aggregate Tranche A Commitments of all Lenders, and (ii) from and after the time that the Tranche A Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Tranche A Advances by (z) the outstanding principal amount of all Tranche A Advances,

(b)with respect to a Lender’s obligation to make Tranche B Advances and right to receive payments of principal, interest, fees, costs, and expenses with respect thereto, (i) prior to the Tranche B Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Tranche B Commitment, by (z) the aggregate Tranche B Commitments of all Lenders, and (ii) from and after the time that the Tranche B Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Tranche B Advances by (z) the outstanding principal amount of all Tranche B Advances,

(c)with respect to a Lender’s obligation to participate in Letters of Credit and Reimbursement Undertakings, to reimburse the Issuing Lender, and right to receive payments of fees with respect thereto, (i) prior to the Tranche A Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Tranche A Commitment, by (z) the aggregate Tranche A Commitments of all Lenders, and (ii) from and after the time that the Tranche A Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Tranche A Advances by (z) the outstanding principal amount of all Tranche A Advances; provided, however, that if all of the Tranche A Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Tranche A Commitments had not been terminated or reduced to zero and based upon the Tranche A Commitments as they existed immediately prior to their termination or reduction to zero, and

(d)with respect to all other matters as to a particular Lender (including the indemnification obligations arising under Section 15.7 of the Agreement), (i) prior to the Commitments being terminated or reduced to zero, the percentage obtained by dividing (y) such Lender’s Commitment, by (z) the aggregate amount of Commitments of all Lenders, and (ii) from and after the time that the Commitments have been terminated or reduced to zero, the percentage obtained by dividing (y) the outstanding principal amount of such Lender’s Advances, by (z) the outstanding principal amount of all Advances; provided, however, that if all of the Advances have been repaid in full and Letters of Credit remain outstanding, Pro Rata Share under this clause shall be determined based upon subclause (i) of this clause as if the Commitments had not been terminated or reduced to zero and based upon the Commitments as they existed immediately prior to their termination or reduction to zero.

“Prohibited Preferred Stock” means any Preferred Stock that by its terms is mandatorily redeemable or subject to any other payment obligation (including any obligation to pay dividends, other than dividends of shares of Preferred Stock of the same class and series payable in kind or dividends of shares of common stock) on or before a date that is less than 1 year after the Tranche A Maturity Date, or, on or before the date that is less than 1 year after the Tranche A Maturity Date, is redeemable at the option of the holder thereof for cash or assets or securities (other than distributions in kind of shares of Preferred Stock of the same class and series or of shares of common stock).
“Revolver Usage” means, as of any date of determination, the sum of (a) Tranche A Revolver Usage, plus (b) Tranche B Revolver Usage.
“Susan Street Real Property Availability Amount” means the lesser of (a) $15,562,500, and (b) 75% of the fair market value (as determined on the basis of a 12-month sale period) of Borrowers’ Susan Street Real Property set forth in an appraisal of such Eligible Real Property conducted by an appraisal company selected by Agent, as such lesser amount is reduced on a monthly basis by $86,458.33 on the first day of each calendar month, which amount constitutes a 15-year straight-line amortization schedule.

In no event shall any increase in the appraised value of the Susan Street Real Property, as set forth in any appraisal obtained after the Eighth Amendment Effective Date, be taken into account in the calculation of the Susan Street Real Property Availability Amount.
“Trigger Level” means (a) $14,440,000 through and including May 31, 2014, and (b) $16,500,000 from and after June 1, 2014.
1.23.    Elimination of Certain Definitions. The Credit Agreement is hereby amended by deleting the definitions of “Borrowing Base”, “Borrowing Base Excess”, “Fixed Asset Updated Appraisal Date”, “Fixed Asset Updated Appraisals” and “Maturity Date” set forth in Schedule 1.1.

1.24.    Limit on Consigned Inventory. The Credit Agreement is hereby amended by deleting the proviso at the end of clause (l)(iii) of the definition of “Eligible Landed Inventory” set forth in Schedule 1.1 and inserting the following in lieu thereof:

provided, that, the aggregate Dollar amount included in clause (b)(ii)(A) of the definition of Tranche A Borrowing Base based on Inventory held on consignment by third parties shall not at any time exceed $700,000, or
1.25.    Atlas Acquisition Permitted. The Credit Agreement is hereby amended by deleting clause (m) of the definition of “Permitted Investment” set forth in Schedule 1.1 and inserting the following in lieu thereof:

"(m)    (i) so long as no Event of Default has occurred and is continuing or would result therefrom, the ColorMaster Purchase, (ii) so long as no Event of Default has occurred and is continuing or would result therefrom, the Robertex Acquisition, (iii) so long as no Event of Default has occurred and is continuing or would result therefrom, the Atlas Acquisition, and (iv) so long as no Event of Default has occurred and is continuing or would result therefrom, and the Payment Conditions have been satisfied, any other Investments (including Acquisitions) other than Investments in Dixie Shanghai;" and
1.26.    Capital Leases of Atlas. The Credit Agreement is hereby amended by deleting clause (m) of the definition of “Permitted Indebtedness” set forth in Schedule 1.1 and inserting the following in lieu thereof:

(m)    Acquired Indebtedness in an aggregate amount outstanding at any one time not to exceed the sum of (i) Capitalized Lease Obligations assumed on the Eighth Amendment Effective Date in connection with the Atlas Acquisition in an aggregate amount not to exceed $5,000,000, plus (ii) $2,000,000,

1.27.    Revised Schedules and Exhibits. The Credit Agreement is hereby amended by deleting Exhibit A-1 (Form of Assignment and Acceptance), Exhibit B-1 (Form of Borrowing Base Certificate) and Schedule C-1 (Commitments) and substituting the Exhibit A-1 (Form of Assignment and Acceptance), Exhibit B-1 (Form of Borrowing Base Certificate), and Schedule C-1 (Commitments) attached hereto in lieu thereof.

1.28.    Supplements to Schedules 4.13 and 4.30. The Credit Agreement is hereby amended by supplementing Schedule 4.13 (Intellectual Property) and Schedule 4.30 (Locations of Inventory and Equipment) with the additional information set forth on the Supplement to Schedule 4.13 (Additional Intellectual Property) and the Supplement to Schedule 4.30 (Additional Locations of Inventory and Equipment) attached hereto.

1.29.    Certain References to Borrowing Base. The Credit Agreement is hereby amended by deleting the references to “the Borrowing Base” set forth in clauses (c) and (e) of Schedule 5.2 (Collateral Reporting) and substituting “the Tranche A Borrowing Base or the Tranche B Borrowing Base” in lieu thereof.

1.30.    Issuance of Stock by Dixie. Borrowers hereby covenant and agree to promptly provide Agent and the Lenders with reasonable advance written notice prior to any public offering of securities of Dixie and to provide such information regarding any contemplated public offering of securities of Dixie and Borrowers’ use of the proceeds thereof as Agent or any Lender may reasonably request from time to time, Borrowers covenant and agree that the proceeds from the public sale of any securities of Dixie shall not be used for any purpose prohibited by the Credit Agreement. In reliance on the representations, warranties, covenants and agreements set forth herein, Agent and Lenders hereby agree that, so long as no Application Event has occurred and is continuing, Borrowers shall not be required to prepay the Obligations with the Net Cash Proceeds of a public offering of common stock of Dixie, par value $3.00 per share, as otherwise required by Section 2.4(e)(v) of the Credit Agreement so long as any such offering is consummated prior to August 1, 2014. However, Borrowers covenant and agree in favor of Agent and the Lenders that, within 3 Business Days following the receipt of funds as a result of the consummation of any public offering of securities of Dixie, Borrowers shall cause Excess Availability, less the aggregate outstanding principal balance of Tranche B Advances, to be at least $20,000,000 for at least one Business Day.

1.31.    Fixed Charge Coverage Ratio as of February 28, 2014. If Excess Availability is less than the Trigger Level at any time from March 14, 2014 through and including April 13, 2014 (the “Applicable Period”), then, notwithstanding such shortfall, the Lenders and Agent hereby agree that (a) such shortfall shall not result in a measurement of the Fixed Charge Coverage Ratio set forth in Section 7 of the Credit Agreement as of the fiscal month ending February 28, 2014 during the Applicable Period, and (b) any noncompliance by Borrowers with such Section 7 for the twelve-fiscal-month period ending on February 28, 2014 during the Applicable Period shall not constitute an Event of Default. Nothing contained in this paragraph shall be construed to exempt Borrowers from compliance with the Fixed Charge Coverage Ratio for any twelve-fiscal-month period ending on or after March 31, 2014 if Excess Availability is less than the Trigger Level at any time, regardless of whether or not such shortfall occurred during the Applicable Period.

1.32.    Atlas Assets in the Borrowing Base. Borrowers hereby represent and warrant to Agent and the Lenders that Borrowers intend to merge Atlas with and into TDG (with TDG as the surviving entity) as soon as possible (and in any event within one Business Day) following the purchase of the outstanding capital stock of Atlas by TDG. In order to facilitate such stock purchase, and in reliance on Borrowers’ representation and warranty regarding such merger, Agent and Lenders hereby acknowledge and agree that the Inventory and Equipment of Atlas which would constitute Eligible Inventory and Eligible M&E, as applicable, if it were owned by TDG shall be eligible for inclusion in the Borrowing Base for one Business Day following the Eighth Amendment Effective Date. Thereafter, no such Inventory or Equipment shall be included in the Borrowing Base unless (a) Agent shall have received a certified copy of the Atlas Articles of Merger, as filed with the Secretary of State of the State of Georgia and the Secretary of State of the State of California, and (b) such Inventory and Equipment qualify as Eligible Inventory and Eligible M&E, as applicable. Borrowers acknowledge and agree that no Accounts of Atlas arising on or prior to the Eighth Amendment Effective Date shall constitute Eligible Accounts at any time.

2.    CONDITIONS PRECEDENT

This Amendment shall become effective as of the date hereof (the “Eighth Amendment Effective Date”), subject to the following conditions precedent having been satisfied or waived by Agent:

2.1.    Execution of Amendment. Agent shall have received fully executed counterparts of this Amendment, duly authorized, executed and delivered by each Borrower, Guarantor and the Required Lenders.

2.2    Atlas Acquisition. Agent shall have received, in form and substance satisfactory to Agent, true, correct and complete copies of the Atlas Acquisition Documents, in each case duly authorized, executed and delivered by the parties thereto, and TDG shall consummate the Atlas Acquisition (including, without limitation, the merger of Atlas with and into TDG, with TDG as the surviving limited liability company) simultaneously with the effectiveness of this Amendment.

2.3.    Opinion. Agent shall have received an opinion of counsel to the Loan Parties in form and substance reasonably satisfactory to Agent.

2.4    Amendment Fee. Agent shall have received an amendment fee in the amount of $70,000 (with each Lender to receive its Pro Rata Share thereof), and Borrowers hereby authorize Agent to charge the Loan Account for such amendment fee.

2.5    Accuracy of Representations and Warranties. Each of the representations and warranties of the Loan Parties set forth in Section 4 of the Credit Agreement shall be true and correct in all material respects

(except that such materiality qualifier shall not be applicable to any representations and warranties that already are qualified or modified by materiality in the text thereof).

2.6    Other Documents. Agent shall have received such other agreements, documents, instruments and information executed and/or delivered by the Loan Parties as Agent may reasonably request.

3.    MISCELLANEOUS

3.1.    No Additional Obligations. The Borrowers acknowledge and agree that the execution, delivery and performance of this Amendment shall not create (nor shall the Borrowers rely upon the existence of or claim or assert that there exists) any obligation of any of Agent or Lenders to consider or agree to any other amendment of or waiver or consent with respect to the Credit Agreement or any other instrument or agreement to which Agent or any Lender is a party (collectively, an “Additional Amendment” or “Consent”), and in the event that Agent and the Lenders subsequently agree to consider any requested Additional Amendment or Consent, neither the existence of this Amendment nor any other conduct of Agent or the Lenders related hereto, shall be of any force or effect on the Lenders’ consideration or decision with respect to any such requested Additional Amendment or Consent, and the Lenders shall not have any obligation whatsoever to consider or agree to any such Additional Amendment or Consent.

3.2.    Acknowledgments and Stipulations. In order to induce Agent and Lenders to enter into this Amendment, each Borrower acknowledges, stipulates and agrees that (a) the Loan Documents executed by each Borrower are legal, valid and binding obligations of such Borrower enforceable against such Borrower in accordance with their respective terms, except as enforcement may be limited by equitable principles or by bankruptcy, insolvency, reorganization, moratorium, or similar laws relating to or limiting creditors’ rights generally; (b) the Liens granted by each Borrower to Agent in the Collateral are valid and duly perfected, first priority Liens, subject only to Permitted Liens; (c) each of the recitals contained at the beginning of this Amendment is true and correct; and (d) prior to executing this Amendment, each Borrower consulted with and had the benefit of advice of legal counsel of its own selection and has relied upon the advice of such counsel, and in no part upon the representation of Agent, any Lender or any counsel to Agent or any Lender concerning the legal effects of this Amendment or any provision hereof.

3.3.    Additional Representations and Warranties of the Borrowers. Each Borrower hereby represents and warrants that on the Eighth Amendment Effective Date and after giving effect to the amendments and waivers contained herein: (a) the representations and warranties contained in Section 4 of the Credit Agreement shall be correct in all material respects on and as of such date as though made on and as of such date, (b) no Default or Event of Default exists under the Credit Agreement on and as of such date. Without limitation of the preceding sentence, each Borrower hereby expressly re-affirms the validity, effectiveness and enforceability of each Loan Document to which it is a party (in each case, as the same may be modified by the terms of this Amendment).

3.4.    Effect of this Agreement. Except as expressly amended pursuant hereto, no other changes or modifications to the Credit Agreement or any of the other Loan Documents are intended or implied, and in all other respects, the Credit Agreement and each of the other Loan Documents is hereby specifically ratified, restated and confirmed by all parties hereto as of the date hereof. To the extent that any provision of the Credit Agreement or any of the other Loan Documents are inconsistent with the provisions of this Amendment, the provisions of this Amendment shall control. All references in the Credit Agreement (including without limitation the Schedules thereto) to the “Agreement” and all references in the other Loan Documents to the “Credit Agreement” shall be deemed to refer to the Credit Agreement, as amended hereby.

3.5    Costs and Expenses. Without limiting the generality of anything contained in the Credit Agreement and the other Loan Documents, Borrowers hereby jointly and severally agree to reimburse Agent for all fees, costs and expenses incurred in connection with this Amendment and the transactions contemplated hereby, including appraisal costs and the reasonable fees and expenses of legal counsel to Agent.

3.6.    Further Assurances. The Loan Parties shall execute and deliver such additional documents and take such additional action as may be reasonably requested by Agent to effectuate the provisions and purposes hereof.

3.7    This Amendment Constitutes a Loan Document. Without limiting the generality of anything contained in the Credit Agreement, this Amendment constitutes a Loan Document. The breach of any representation, covenant, agreement or obligation of any Borrower set forth herein shall constitute an Event of Default and shall not be subject to any notice or cure period.

3.8.    Governing Law. THE VALIDITY OF THIS AMENDMENT, THE CONSTRUCTION, INTERPRETATION, AND ENFORCEMENT HEREOF, THE RIGHTS OF THE PARTIES HERETO WITH RESPECT TO ALL MATTERS ARISING HEREUNDER OR RELATED HERETO, AND ANY CLAIMS, CONTROVERSIES OR DISPUTES ARISING HEREUNDER OR RELATED HERETO SHALL BE DETERMINED UNDER, GOVERNED BY, AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF GEORGIA.

3.9.    Binding Effect. This Amendment shall bind and inure to the benefit of the respective successors and permitted assigns of each of the parties hereto.

3.10.    Counterparts; Electronic Execution. This Amendment may be executed in any number of counterparts and by different parties on separate counterparts, each of which, when executed and delivered, shall be deemed to be an original, and all of which, when taken together, shall constitute but one and the same agreement. Delivery of an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission shall be equally as effective as delivery of an original executed counterpart of this Amendment. Any party delivering an executed counterpart of this Amendment by telefacsimile or other electronic method of transmission also shall deliver an original executed counterpart of this Amendment but the failure to deliver an original executed counterpart shall not affect the validity, enforceability, and binding effect of this Amendment.

3.11.    Successors and Assigns. This Amendment shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns.

[Remainder of Page Intentionally Left Blank]

Each of the parties hereto has caused a counterpart of this Amendment to be duly executed and delivered as of the date first above written.

BORROWERS:	THE DIXIE GROUP, INC. By:/s/ Jon A. Faulkner Name:Jon A. Faulkner Title:VP/CFO
CANDLEWICK YARNS, LLC By:/s/ Jon A. Faulkner Name:Jon A. Faulkner Title:President
FABRICA INTERNATIONAL, INC. By:/s/ Jon A. Faulkner Name:Jon A. Faulkner Title:President
TDG OPERATIONS, LLC By:/s/ Jon A. Faulkner Name:Jon A. Faulkner Title:President

AGENT AND LENDERS:	WELLS FARGO CAPITAL FINANCE, LLC, as Agent and as a Lender By: /s/ Douglas Tindle Name: Douglas Tindle Title: SVP
BANK OF AMERICA, N.A., as a Lender By: /s/ Robert B. H. Moore Name: Robert B. H. Moore Title: Senior Vice President

GUARANTOR’S ACKNOWLEDGEMENT

The undersigned, a guarantor of the Obligations of THE DIXIE GROUP, INC., a Tennessee corporation (“Dixie”), CANDLEWICK YARNS, LLC, an Alabama limited liability company (“Candlewick”), FABRICA INTERNATIONAL, INC., a California corporation (“Fabrica”), TDG OPERATIONS, LLC, a Georgia limited liability company, formerly known as Masland Carpets, LLC (“TDG”; together with Dixie, Candlewick and Fabrica, are referred to hereinafter each individually as a “Borrower”, and collectively, the “Borrowers”), under and as defined in that certain Credit Agreement, dated as of September 13, 2011, as amended by the First Amendment to Credit Agreement, dated as of November 2, 2012, the Second Amendment to Credit Agreement, dated as of April 1, 2013, the Third Amendment to Credit Agreement, dated as of May 22, 2013, the Fourth Amendment to Credit Agreement, dated as of July 1, 2013, the Fifth Amendment to Credit Agreement, dated as of July 30, 2013, the Sixth Amendment to Credit Agreement dated as of August 30, 2013, the Seventh Amendment to Credit Agreement dated as of January 20, 2014, and the Eighth Amendment (the “Eighth Amendment”), dated as of the date hereof (as amended, restated, supplemented, or otherwise modified prior to the date hereof, the “Credit Agreement”) among the Borrowers, the lenders party thereto (the “Lenders”), WELLS FARGO CAPITAL FINANCE, LLC, a Delaware limited liability company, as administrative agent for the Lenders (in such capacity, together with its successors and assigns in such capacity, the “Agent”), hereby (a) acknowledges receipt of the foregoing Eighth Amendment; (b) consents to the terms thereof and the execution thereof by the Borrowers; (c) reaffirms its obligations pursuant to the terms of the Guaranty Agreement, dated as of September 13, 2011, by the undersigned in favor of Agent and Lenders (the “Guaranty”); and (d) acknowledges that Agent and the Lenders may amend, restate, extend, renew or otherwise modify the Credit Agreement and any indebtedness or agreement of the Borrowers, or enter into any agreement or extend additional or other credit accommodations to the Borrowers, without notifying or obtaining the consent of the undersigned and without impairing the liability of the undersigned under the Guaranty for the Borrowers’ present and future Obligations. Capitalized terms used but not otherwise defined herein shall have the meanings ascribed to such terms in the Credit Agreement.

C-KNIT APPAREL, INC. By: By:/s/ Jon A. Faulkner Name:Jon A. Faulkner Title:President